Ensco plc 6 Chesterfield Gardens London, England W1J 5BQ www.enscoplc.com	Press Release

Ensco plc Reports Fourth Quarter and Full-Year 2017 Results

Atwood Acquisition Completed
Extended Revolving Credit Facility into 2022
Issued $1.0 Billion Aggregate Principal Amount of 2026 Senior Notes
Repurchased $650 Million Aggregate Principal Amount of Nearest-Term Maturities
Strong Operational and Safety Performance
#1 in Total Customer Satisfaction for Eighth Consecutive Year
Leader in New Contract Awards During 2017

London, England, 26 February 2018 … Ensco plc (NYSE: ESV) today reported a loss of $0.49 per share for fourth quarter 2017 compared to earnings of $0.13 per share a year ago. Results from discontinued operations were zero cents per share in fourth quarter 2017 compared to earnings per share of $0.03 in fourth quarter 2016.

Several items influenced these comparisons:

•	$183 million or $0.43 per share of non-cash asset impairments recognized in fourth quarter 2017

•
$49 million or $0.11 per share of transaction costs related to the Atwood acquisition in fourth quarter 2017, of which $42 million is included in general and administrative expense and $7 million in contract drilling expense

•	$140 million or $0.33 per share bargain purchase gain related to the Atwood acquisition included in fourth quarter 2017 other income

•	$19 million or $0.05 per share of discrete tax expense in fourth quarter 2017 tax provision primarily related to recent changes in U.S. tax legislation

•	$9 million or $0.03 per share gain included in fourth quarter 2016 other income related to an exchange of debt for equity

•	$7 million or $0.02 per share of discrete tax expense in fourth quarter 2016 tax provision

Adjusted for the items noted above, the loss from continuing operations was $0.23 per share in fourth quarter 2017 compared to earnings of $0.09 per share a year ago.

Chief Executive Officer and President Carl Trowell said, “During the fourth quarter, we successfully completed the Atwood acquisition, which significantly enhanced the technical capabilities of our rig fleet and improved our ability to meet increasing customer demand for high-specification assets. Integration continues to progress as planned and we remain on track to achieve targeted synergies.”

Mr. Trowell continued, “We took additional steps to improve our financial position by extending our revolving credit facility and refinancing our nearest-term debt maturities through a senior notes offering and debt tender earlier this year. These actions provide us with the financial flexibility to continue positioning Ensco as a leading offshore service provider.”

Mr. Trowell concluded, “Our offshore crews and onshore employees achieved outstanding results despite challenging market conditions during 2017. Operational uptime was 99% for the second consecutive year and we set a new company record for safety performance by lowering our total recordable incident rate to 0.15, significantly outperforming the industry average that increased year over year. This strong operational and safety performance was recognized by our customers, who rated Ensco first in total satisfaction for the eighth consecutive year in the independent EnergyPoint survey, and helped us to win

15% of the new rig years awarded globally — more than any other offshore driller and double that of our nearest independent competitor.”

Fourth Quarter Results

Revenues were $454 million in fourth quarter 2017 compared to $505 million a year ago. Revenues declined 10% compared to the year-ago period primarily due to a decline in the average day rate for the fleet to $157,000 from $177,000 last year. The addition of $23 million of revenue from Atwood, net of $16 million of contract intangible asset amortization, partially offset lower average day rates across the fleet.

Contract drilling expense increased to $334 million in fourth quarter 2017 from $289 million a year ago due to the addition of $53 million of costs associated with 11 Atwood rigs and $7 million of integration-related transaction costs. Disciplined cost management, including more efficient stacking of rigs, partially offset this increase.

Fourth quarter 2017 results included a non-cash asset impairment of $183 million primarily related to two non-core floaters. There was no impairment charge recognized in the year-ago period.

Depreciation expense increased to $120 million in fourth quarter 2017 from $110 million a year ago due to the addition of Atwood rigs. General and administrative expense increased to $71 million from $25 million a year ago due to $42 million of transaction costs noted above and $4 million of Atwood support costs.

Other income was $87 million in fourth quarter 2017 compared to other expense of $46 million a year ago. As noted above, the year-to-year comparison was influenced by a $140 million bargain purchase gain recognized upon closing the Atwood acquisition and a $9 million gain from a debt for equity exchange a year ago.

Tax expense increased to $42 million in fourth quarter 2017 from $4 million a year ago. As noted above, fourth quarter 2017 tax provision included $19 million of discrete tax expense compared to $7 million of discrete tax items in fourth quarter 2016. The increase in discrete tax expense was primarily related to recently enacted U.S. tax legislation.

Segment Highlights

Floaters
Floater revenues of $303 million in fourth quarter 2017 were consistent with a year ago as a decline in the average day rate to $307,000 from $358,000 in fourth quarter 2016 was offset by an increase in the number of operating days mostly due to the Atwood acquisition. Fourth quarter 2017 floater revenues included $19 million related to the acquired Atwood rigs, net of $16 million of non-cash contract intangible asset amortization. Adjusted for uncontracted rigs and planned downtime, operational utilization was 97% compared with 98% a year ago.

Contract drilling expense increased to $193 million in fourth quarter 2017 from $151 million a year ago. The year-on-year increase was primarily due to $48 million from the addition of six legacy Atwood floaters, partially offset by cost savings from more efficient stacking of rigs.

Jackups
Jackup revenues were $137 million in fourth quarter 2017 compared to $187 million a year ago primarily due to a decline in the average day rate to $76,000 from $101,000 in fourth quarter 2016. Fourth quarter 2017 jackup revenues included $4 million related to the acquired Atwood rigs. Adjusted for uncontracted rigs and planned downtime, operational utilization was 98% up from 96% a year ago.

Contract drilling expense of $128 million in fourth quarter 2017 compared to $127 million a year ago as increased costs from five acquired Atwood jackups were largely offset by cost savings from stacked rigs that operated during the year-ago period.

Other
Other is composed of managed drilling rigs. Revenues of $15 million were consistent with the prior-year period. Contract drilling expense increased to $13 million in fourth quarter 2017 from $11 million a year ago.

	Fourth Quarter

(in millions of $,	Floaters			Jackups			Other			Reconciling Items		Consolidated Total
except %)	2017	2016	Chg	2017	2016	Chg	2017	2016	Chg	2017	2016	2017	2016	Chg

Revenues	302.8	302.8	—%	136.5	186.5	(27)%	14.9	15.3	(3)%	—	—	454.2	504.6	(10)%
Operating expenses
Contract drilling	193.1	151.4	28%	128.3	126.8	1%	12.9	10.8	19%	—	—	334.3	289.0	16%
Loss on impairment	174.7	—	nm	8.2	—	nm	—	—	—	—	—	182.9	—	nm
Depreciation	79.9	73.1	9%	36.2	32.9	10%	—	—	—	3.4	4.2	119.5	110.2	8%
General and admin.	—	—	—	—	—	—	—	—	—	70.9	24.7	70.9	24.7	nm
Operating income (loss)	(144.9)	78.3	nm	(36.2)	26.8	nm	2.0	4.5	(56)%	(74.3)	(28.9)	(253.4)	80.7	nm

Financial Position — 31 December 2017

•	$2.8 billion of contracted revenue backlog excluding bonus opportunities

•	$2.9 billion of liquidity

•	$0.9 billion of cash and short-term investments
•$2.0 billion available under our revolving credit facility

•	$4.8 billion of long-term debt

Pro Forma Financial Position - 31 December 2017
On 10 January 2018, the Company issued $1.0 billion of new senior notes due 2026 and, more recently, repurchased $650 million aggregate principal amount of senior notes. Adjusting for these transactions, the Company's pro forma financial position as of 31 December 2017 reflected:

•	$2.8 billion of contracted revenue backlog excluding bonus opportunities

•	$3.2 billion of liquidity

•	$1.2 billion of cash and short-term investments
•$2.0 billion available under our revolving credit facility

•	No debt maturities until third quarter 2020 and only $308 million of debt maturing before 2024

•	$5.1 billion of long-term debt

•	$8.7 billion of Ensco shareholders' equity

•	31% net debt-to-capital ratio (net of $1.2 billion of cash and short-term investments)

Ensco will conduct a conference call to discuss fourth quarter 2017 results at 10:00 a.m. CT (11:00 a.m. ET and 4:00 p.m. London) on Tuesday, 27 February 2018. The conference call will be webcast live at www.enscoplc.com. Alternatively, callers may dial 1-855-239-3215 within the United States or +1-412-542-4130 from outside the U.S. Please ask for the Ensco conference call. It is recommended that participants call 20 minutes ahead of the scheduled start time. Callers may avoid delays by pre-registering to receive a dial-in number and PIN at http://dpregister.com/10115866.

A webcast replay and transcript of the call will be available at www.enscoplc.com. A replay will also be available through 27 March 2018 by dialing 1-877-344-7529 within the United States or +1-412-317-0088 from outside the U.S. (conference ID 10115866).

Ensco plc (NYSE: ESV) brings energy to the world as a global provider of offshore drilling services to the petroleum industry. For more than 30 years, the company has focused on operating safely and going beyond customer expectations. Ensco is ranked first in total customer satisfaction in the latest independent survey by EnergyPoint Research – the eighth consecutive year that Ensco has earned this distinction. Operating one of the newest ultra-deepwater rig fleets and a leading premium jackup fleet, Ensco has a major presence in the most strategic offshore basins across six continents. Ensco plc is an English limited company (England No. 7023598) with its corporate headquarters located at 6 Chesterfield Gardens, London W1J 5BQ. To learn more, visit our website at www.enscoplc.com.

Forward-Looking Statements

Statements contained in this press release that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include words or phrases such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “could,” “may,” “might,” “should,” “will” and similar words and specifically include statements involving expected financial performance; effective tax rate, day rates and backlog; estimated rig availability; rig commitments and contracts; contract duration, status, terms and other contract commitments; letters of intent, letters of award or other correspondence indicating an award; scheduled delivery dates for rigs; the timing of delivery, mobilization, contract commencement, relocation or other movement of rigs; our intent to sell or scrap rigs; and general market, business and industry conditions, trends and outlook. In addition, statements included in this press release regarding the acquisition of Atwood and the anticipated benefits, opportunities, synergies and effects of the transaction are forward-looking statements. The forward-looking statements contained in this press release are subject to numerous risks, uncertainties and assumptions that may cause actual results to vary materially from those indicated, including actions by regulatory authorities, rating agencies or other third parties; actions by our security holders; costs and difficulties related to the integration of Atwood and the related impact on our financial results and performance; our ability to repay debt and the timing thereof; availability and terms of any financing; commodity price fluctuations, customer demand, new rig supply, downtime and other risks associated with offshore rig operations, relocations, severe weather or hurricanes; changes in worldwide rig supply and demand, competition and technology; future levels of offshore drilling activity; governmental action, civil unrest and political and economic uncertainties; terrorism, piracy and military action; risks inherent to shipyard rig construction, repair, maintenance or enhancement; possible cancellation, suspension or termination of drilling contracts as a result of mechanical difficulties, performance, customer finances, the decline or the perceived risk of a further decline in oil and/or natural gas prices, or other reasons, including terminations for convenience (without cause); the cancellation of letters of intent or letters of award or any failure to execute definitive contracts following announcements of letters of intent or letters of award; the outcome of litigation, legal proceedings, investigations or other claims or contract disputes; governmental regulatory, legislative and permitting requirements affecting drilling operations; our ability to attract and retain skilled personnel on commercially reasonable terms; environmental or other liabilities, risks or losses; debt restrictions that may limit our liquidity and flexibility; and cybersecurity risks and threats. In addition to the numerous factors described above, you should also carefully read and consider “Item 1A. Risk Factors” in Part I and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II of our most recent annual report on Form 10-K, as updated in our subsequent quarterly reports on Form 10-Q, which are available on the SEC’s website at www.sec.gov or on the Investor Relations section of our website at www.enscoplc.com. Each forward-looking statement speaks only as of the date of the particular statement, and we undertake no obligation to publicly update or revise any forward-looking statements, except as required by law.

Investor & Media Contacts:        Nick Georgas
Director - Investor Relations and Communications
713-430-4607

Tim Richardson
Manager - Investor Relations
713-430-4490

ENSCO PLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,

	2017	2016	2017	2016
	(unaudited)		(unaudited)

OPERATING REVENUES	$454.2	$504.6	$1,843.0	$2,776.4

OPERATING EXPENSES
Contract drilling (exclusive of depreciation)	334.3	289.0	1,189.5	1,301.0
Loss on impairment	182.9	—	182.9	—
Depreciation	119.5	110.2	444.8	445.3
General and administrative	70.9	24.7	157.8	100.8
	707.6	423.9	1,975.0	1,847.1

OPERATING INCOME (LOSS)	(253.4)	80.7	(132.0)	929.3

OTHER INCOME (EXPENSE)
Interest income	3.5	5.2	25.8	13.8
Interest expense, net	(57.2)	(56.3)	(224.2)	(228.8)
Other, net	141.0	4.9	134.4	283.2
	87.3	(46.2)	(64.0)	68.2

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	(166.1)	34.5	(196.0)	997.5

PROVISION FOR INCOME TAXES	42.4	3.9	109.2	108.5

INCOME (LOSS) FROM CONTINUING OPERATIONS	(208.5)	30.6	(305.2)	889.0

DISCONTINUED OPERATIONS, NET	1.4	9.9	1.0	8.1

NET INCOME (LOSS)	(207.1)	40.5	(304.2)	897.1

NET (INCOME) LOSS ATTRIBUTABLE TO NONCONTROLLING INTERESTS	—	(1.5)	0.5	(6.9)

NET INCOME (LOSS) ATTRIBUTABLE TO ENSCO	$(207.1)	$39.0	$(303.7)	$890.2

EARNINGS (LOSS) PER SHARE - BASIC AND DILUTED
Continuing operations	$(0.49)	$0.10	$(0.91)	$3.10
Discontinued operations	—	0.03	—	0.03
	$(0.49)	$0.13	$(0.91)	$3.13

NET INCOME (LOSS) ATTRIBUTABLE TO ENSCO SHARES - BASIC AND DILUTED	$(207.2)	$38.2	$(304.1)	$873.6

WEIGHTED-AVERAGE SHARES OUTSTANDING
Basic	426.3	300.4	332.5	279.1
Diluted	426.3	300.6	332.5	279.1

ENSCO PLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)

	December 31,	December 31,
	2017	2016
	(unaudited)
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$445.4	$1,159.7
Short-term investments	440.0	1,442.6
Accounts receivable, net	345.4	361.0
Other	381.2	316.0
Total current assets	1,612.0	3,279.3

PROPERTY AND EQUIPMENT, NET	12,873.7	10,919.3

OTHER ASSETS, NET	140.2	175.9

	$14,625.9	$14,374.5

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable and accrued liabilities and other	$758.5	$522.5
Current maturities of long-term debt	—	331.9
Total current liabilities	758.5	854.4

LONG-TERM DEBT	4,750.7	4,942.6

OTHER LIABILITIES	386.7	322.5

TOTAL EQUITY	8,730.0	8,255.0
	$14,625.9	$14,374.5

ENSCO PLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)

	Twelve Months Ended
	December 31,
	2017	2016
	(unaudited)

OPERATING ACTIVITIES
Net income (loss)	$(304.2)	$897.1
Adjustments to reconcile net income (loss) to net cash provided by operating activities of continuing operations:
Depreciation expense	444.8	445.3
Loss on impairment	182.9	—
Bargain purchase gain	(140.2)	—
Amortization, net	(61.6)	(139.7)
Deferred income tax expense	55.0	28.7
Gain (loss) on debt extinguishment	2.6	(287.8)
Other	14.7	(6.8)
Changes in operating assets and liabilities	65.4	140.6
Net cash provided by operating activities of continuing operations	259.4	1,077.4

INVESTING ACTIVITIES
Maturities of short-term investments	2,042.5	2,212.0
Purchases of short-term investments	(1,040.0)	(2,474.6)
Acquisition of Atwood, net of cash acquired	(871.6)	—
Additions to property and equipment	(536.7)	(322.2)
Other	2.8	9.8
Net cash used in investing activities of continuing operations	(403.0)	(575.0)

FINANCING ACTIVITIES
Reduction of long-term borrowings	(537.0)	(863.9)
Cash dividends paid	(13.8)	(11.6)
Debt financing costs	(12.0)	(23.4)
Proceeds from issuance of senior notes	—	849.5
Proceeds from equity issuance	—	585.5
Other	(7.7)	(7.1)
Net cash provided by (used in) financing activities	(570.5)	529.0

Net cash provided by (used in) discontinued operations	(.8)	8.4
Effect of exchange rate changes on cash and cash equivalents	.6	(1.4)
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(714.3)	1,038.4
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	1,159.7	121.3
CASH AND CASH EQUIVALENTS, END OF PERIOD	$445.4	$1,159.7

ENSCO PLC AND SUBSIDIARIES
OPERATING STATISTICS
(Unaudited)

	Fourth Quarter		Third Quarter
	2017	2016	2017

Rig Utilization(1)

Floaters	44%	44%	46%
Jackups	54%	54%	60%

Total	50%	51%	55%

Average Day Rates(2)

Floaters	$306,937	$358,405	$334,218
Jackups	76,037	101,252	88,272

Total	$156,532	$176,709	$165,623

(1)
Rig utilization is derived by dividing the number of days under contract by the number of days in the period. Days under contract equals the total number of days that rigs have earned and recognized day rate revenue, including days associated with early contract terminations, compensated downtime and mobilizations. When revenue is earned but is deferred and amortized over a future period, for example when a rig earns revenue while mobilizing to commence a new contract or while being upgraded in a shipyard, the related days are excluded from days under contract.

For newly-constructed or acquired rigs, the number of days in the period begins upon commencement of drilling operations for rigs with a contract or when the rig becomes available for drilling operations for rigs without a contract.

(2)
Average day rates are derived by dividing contract drilling revenues, adjusted to exclude certain types of non-recurring reimbursable revenues, lump sum revenues and revenues attributable to amortization of drilling contract intangibles, by the aggregate number of contract days, adjusted to exclude contract days associated with certain mobilizations, demobilizations, shipyard contracts and standby contracts.

Non-GAAP Financial Measures (Unaudited)
To supplement Ensco’s condensed consolidated financial statements presented on a GAAP basis, this press release provides investors with adjusted loss per share from continuing operations, adjusted EBITDA and net debt, which are non-GAAP measures.
We believe that adjusted loss per share from continuing operations provides meaningful supplemental information regarding the company's performance by excluding certain charges that may not be indicative of Ensco’s ongoing operating results. This allows investors and others to better compare financial results across accounting periods and to those of peer companies, and to better understand the long-term performance of our business.
Ensco defines "Adjusted EBITDA" as net income (loss) before income (loss) from discontinued operations, other income (expense), income tax expense (benefit), interest expense, depreciation, amortization, loss on impairment, (gain) loss on asset disposals and transaction costs. Adjusted EBITDA is a non-GAAP measure that our management uses to facilitate period-to-period comparisons of our core operating performance and to evaluate our long-term financial performance against that of our peers. We believe that this measure is useful to investors and analysts in allowing for greater transparency of our core operating performance and makes it easier to compare our results with those of other companies within our industry. Adjusted EBITDA should not be considered (a) in isolation of, or as a substitute for, net income (loss), (b) as an indication of cash flows from operating activities or (c) as a measure of liquidity. Adjusted EBITDA may not be comparable to other similarly titled measures reported by other companies.
Net debt is defined as long-term debt less cash and short-term investments. We review net debt as part of our overall liquidity, financial flexibility, capital structure and leverage, and believe that this measure is useful to investors as part of their assessment of our business. Non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, financial measures prepared in accordance with GAAP.

Adjusted Earnings (Loss) Per Share
The table below reconciles earnings (loss) per share, as calculated in accordance with GAAP, to adjusted earnings (loss) per share for the quarters ended December 31, 2017 and 2016. Adjusted loss per share for the quarter ended December 31, 2017 excludes loss on impairment, bargain purchase gain, transactions costs related to the Atwood acquisition and discrete tax items. Adjusted earnings per share for the quarter ended December 31, 2016 excludes gain on exchange of debt for equity and other discrete tax items.

DILUTED EARNINGS PER SHARE RECONCILIATION(1):	Three Months Ended December 31, 2017
Loss per share from continuing operations	As Reported	Loss on Impairment	Bargain Purchase Gain	Atwood Transaction Costs	Discrete Tax Items	Adjusted

Net income (loss) from continuing operations attributable to Ensco(2)	$(208.5)	$182.9	$(140.2)	$49.4	$19.2	$(97.2)
Net income allocated to non-vested share awards(3)	(.1)	—	—	—	—	(.1)
Net income (loss) from continuing operations attributable to Ensco shares	$(208.6)	$182.9	$(140.2)	$49.4	$19.2	$(97.3)

Earnings (loss) per share from continuing operations	$(0.49)	$0.43	$(0.33)	$0.11	$0.05	$(0.23)

DILUTED EARNINGS PER SHARE RECONCILIATION(1):	Three Months Ended December 31, 2016
Earnings per share from continuing operations	As Reported	Exchange of Debt for Equity	Discrete Tax Items	Adjusted

Net income (loss) from continuing operations attributable to Ensco(2)	$29.1	$(9.0)	7.0	$27.1
Net income allocated to non-vested share awards(3)	(.8)	—	—	(.8)
Net income (loss) from continuing operations attributable to Ensco shares	$28.3	$(9.0)	$7.0	$26.3

Earnings (loss) per share from continuing operations	$0.10	$(0.03)	$0.02	$0.09

(1)	No adjustments have been made to earnings per share from discontinued operations for the three-month periods ended December 31, 2017 and 2016.

(2)
No amount of net loss was attributable to noncontrolling interest for the three-month period ended December 31, 2017. Net income from continuing operations attributable to Ensco excludes income attributable to noncontrolling interest of $1.5 million for the three-month period ended December 31, 2016.

(3)	Represents income allocated to participating securities under the two-class method.

Reconciliation of Net Income (Loss) to Adjusted EBITDA
A reconciliation of net income (loss) as reported to Adjusted EBITDA for quarters ended December 31, 2017 and 2016 and years ended December 31, 2017 and 2016 is included in the tables below (in millions):

	Three Months Ended December 31, 2017		Twelve Months Ended December 31, 2017
	2017	2016	2017	2016

Net income (loss)	$(207.1)	$40.5	$(304.2)	$897.1
Less:
Income from discontinued operations, net of tax	1.4	9.9	1.0	8.1
Income (loss) from continuing operations	$(208.5)	$30.6	$(305.2)	$889.0
Add:
Income tax expense	42.4	3.9	109.2	108.5
Interest expense	57.2	56.3	224.2	228.8
Other income	(144.5)	(10.1)	(160.2)	(297.0)
Operating income	$(253.4)	$80.7	$(132.0)	$929.3
Add:
Depreciation expense	119.5	110.2	444.8	445.3
Amortization, net (1)	(5.4)	(25.6)	(61.6)	(139.7)
Loss on impairment	182.9	—	182.9	—
Gain on asset disposals	(0.4)	(1.2)	(0.9)	(1.1)
Transaction costs	49.4	—	59.1	—
Adjusted EBITDA	$92.6	$164.1	$492.3	$1,233.8

(1)	Amortization, net, includes amortization during the indicated period for deferred mobilization revenues and costs, deferred capital upgrade revenues, intangible amortization and other amortization.

Pro Forma Financial Data (Unaudited)
The table below represents total debt, cash and cash equivalents, short-term investments, net debt, total capital and net debt-to-capital ratio after giving effect to the January 2018 debt issuance and tenders/redemption described above (in millions, except percentages):

LIQUIDITY AND CAPITAL RESOURCES PRO FORMA VS. ACTUAL:	As of December 31, 2017
	Pro Forma	2017

Total debt(1)	$5,057.5	$4,750.7
Cash and cash equivalents(2)	721.6	445.4
Short-term investments(2)	440.0	440.0
Net debt(3)	$3,895.9	$3,865.3
Total capital(1)(4)	$12,613.2	$12,597.4
Net debt-to-capital(1)	30.9%	30.7%

(1)
Pro Forma balances present total debt, total capital and the net debt-to-total capital ratio on an adjusted basis after giving effect to the January 2018 offering of senior notes due 2026, and subsequent tender offers and redemption. In January 2018, total debt increased by $306.8 million as a result of the issuance of $1.0 billion of 7.75% senior notes due 2026 issued, net of debt issuance costs of $16.5 million, partially offset by the debt repurchases and redemptions of our 8.5% senior notes due 2019, 6.875% senior notes due 2020 and 4.70% senior notes due 2021, which had an aggregate carrying value of $676.7 million, net of discounts, premiums and issuance costs. Total capital was adjusted by the aforementioned amount and the estimated net of tax loss on the repurchases and redemptions of $14.8 million.

(2)
Pro Forma balances represent our cash and cash equivalents and short-term investments after giving effect to the January 2018 debt issuance and tender offers/redemption described above. Our cash and cash equivalents balance increased by $276.2 million due to the proceeds from the issuance of $1.0 billion of 7.75% senior notes due 2026, net of $16.5 million of issuance costs, partially offset by $707.3 million cash paid for repurchases and redemptions, inclusive of accrued interest and commissions.

(3)	Net debt consists of total debt, less cash and cash equivalents and short-term investments.

(4)	Total capital consists of net debt and Ensco shareholders' equity.